Exhibit 99.1

News Release

RAYONIER REPORTS THIRD QUARTER 2018 RESULTS

•	Third quarter net income attributable to Rayonier of $23.4 million ($0.18 per share) on revenues of $200.9 million

•	Third quarter operating income of $46.4 million and Adjusted EBITDA of $83.3 million

•	Year-to-date cash provided by operations of $261.1 million and cash available for distribution (CAD) of $222.0 million
WILDLIGHT, FL — October 31, 2018 — Rayonier Inc. (NYSE:RYN) today reported third quarter net income attributable to Rayonier of $23.4 million, or $0.18 per share, on revenues of $200.9 million. This compares to net income attributable to Rayonier of $24.7 million, or $0.19 per share, on revenues of $184.4 million in the prior year quarter.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	September 30, 2018		September 30, 2017
	$	EPS	$	EPS

Revenues	$200.9		$184.4

Net income attributable to Rayonier	$23.4	$0.18	$24.7	$0.19

Third quarter operating income was $46.4 million versus $39.3 million in the prior year period. Third quarter Adjusted EBITDA1 was $83.3 million versus $69.3 million in the prior year period.
In order to more closely align our segment reporting with how we internally evaluate business performance, we have reclassified New Zealand timberland sales from the New Zealand Timber segment to the Real Estate segment. Prior period segment results have also been adjusted to reflect this reclassification.
The following table summarizes operating income and Adjusted EBITDA1 for the current quarter and comparable prior year period:

	Three Months Ended September 30,
	Operating Income		Adjusted EBITDA[1]
(millions of dollars)	2018	2017	2018	2017
Southern Timber	$9.2	$11.5	$22.9	$24.2
Pacific Northwest Timber	1.9	1.1	9.7	7.6
New Zealand Timber	16.4	19.3	24.0	27.8
Real Estate	24.7	11.4	32.3	13.4
Trading	0.3	1.1	0.3	1.1
Corporate and other	(6.2)	(5.1)	(5.9)	(4.8)
Total	$46.4	$39.3	$83.3	$69.3

Year-to-date cash provided by operating activities was $261.1 million versus $186.9 million in the prior year period. Year-to-date cash available for distribution (CAD)1 of $222.0 million increased $78.5 million versus the prior year period primarily due to higher Adjusted EBITDA1 ($74.8 million), lower cash interest paid ($2.5 million) and lower capital expenditures ($1.6 million), partially offset by higher cash taxes paid ($0.3 million).

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

“Following a very strong first half of the year, we are pleased to report third quarter results above expectations, largely driven by a timberland sale in New Zealand,” said David Nunes, President and CEO. “Southern Timber results reflect 2% lower harvest volumes and a 3% increase in pine pulpwood stumpage prices relative to the prior year quarter, as wet weather conditions hindered harvest efforts but positively impacted pulpwood pricing. Overall, weighted-average stumpage prices in Southern Timber decreased 1% due to the geographic mix of sawtimber harvest volumes and the impact of tariffs on China export volume. Pacific Northwest Timber results improved versus the prior year quarter driven by 23% higher harvest volumes as well as higher delivered sawtimber and pulpwood prices, partially offset by higher cut and haul costs. New Zealand Timber results declined modestly versus the prior year quarter, driven primarily by 7% lower harvest volumes and softer pricing as we contended with the global impacts of the U.S. / China trade tensions. Real Estate results (which have been reclassified to include New Zealand timberland sales) were well above the prior year quarter, driven primarily by a $28.1 million timberland sale in New Zealand comprised of 4,996 productive acres at an average price of $5,628 per acre.”
Southern Timber
Third quarter sales of $39.7 million increased $2.4 million, or 6%, versus the prior year period. Harvest volumes decreased 2% to 1.33 million tons versus 1.36 million tons in the prior year period, primarily due to wet ground conditions hampering our ability to harvest. Average pine sawtimber stumpage prices decreased 1% to $25.55 per ton versus $25.93 per ton in the prior year period due to geographic mix and the impact of China tariffs on export prices. Average pine pulpwood stumpage prices increased 3% to $16.74 per ton versus $16.32 per ton in the prior year period, as wet ground conditions generated favorable spot markets in the current quarter and the prior year quarter included salvage timber volume from the West Mims fire. Overall, weighted-average stumpage prices (including hardwood) decreased 1% to $19.36 per ton versus $19.63 per ton in the prior year period. Operating income of $9.2 million decreased $2.4 million versus the prior year period due to lower net stumpage prices ($0.4 million), volume/mix changes ($0.2 million), lower non-timber income ($0.5 million) and higher depletion rates ($1.2 million).
Third quarter Adjusted EBITDA1 of $22.9 million was $1.2 million below the prior year period.
Pacific Northwest Timber
Third quarter sales of $27.8 million increased $8.7 million, or 46%, versus the prior year period. Harvest volumes increased 23% to 310,000 tons versus 252,000 tons in the prior year period, as the prior year period was hampered by fire restrictions. Average delivered sawtimber prices increased 15% to $102.74 per ton versus $89.62 per ton in the prior year period, while average delivered pulpwood prices increased 18% to $48.93 per ton versus $41.43 per ton in the prior year period. The increase in delivered sawtimber prices was driven by continued strong demand from both domestic and export markets, while the increase in delivered pulpwood prices was driven primarily by price tension resulting from chip exports in the first half of the year. The increases in delivered sawtimber and pulpwood prices were partially offset by higher cut and haul costs resulting from an increased proportion of cable logging as well as increased demand for logging and trucking contractors. Operating income of $1.9 million increased $0.8 million versus the prior year period due to higher net stumpage prices ($0.9 million), volume/mix changes ($0.9 million), higher non-timber income ($0.3 million) and lower depletion rates ($0.2 million), which were partially offset by higher road maintenance, engineering, overhead and other costs ($1.5 million).
Third quarter Adjusted EBITDA1 of $9.7 million was $2.1 million above the prior year period.
New Zealand Timber
Third quarter sales of $66.3 million decreased $3.8 million, or 5%, versus the prior year period. Volumes decreased 7% to 724,000 tons versus 774,000 tons in the prior year period, driven primarily by the timing of export shipments. Average delivered prices for export sawtimber increased 1% to $114.54 per ton versus $113.35 per ton in the prior year period, while average delivered prices for domestic sawtimber decreased 3% to $80.74 per ton versus $83.61 per ton in the prior year period. The increase in export sawtimber prices was primarily due to stronger demand from China relative to the prior year quarter. However, despite continued strong export demand, pricing declined versus the second quarter due to the global impacts of the U.S. / China

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

trade tensions, including the depreciation of the Chinese Yuan (CNY) versus the U.S. dollar. The decrease in domestic sawtimber prices (in U.S. dollar terms) versus the prior year quarter was driven primarily by the fall in the NZ$/US$ exchange rate (US$0.68 per NZ$1.00 versus US$0.73 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices increased 5% from the prior year period. Operating income of $16.4 million decreased $2.9 million versus the prior year period as a result of lower volumes ($1.6 million), lower net stumpage prices ($2.4 million), unfavorable foreign exchange impacts ($0.5 million), higher depletion rates ($0.2 million) and higher road maintenance and overhead costs ($0.2 million), which were partially offset by higher non-timber income ($2.0 million).
Third quarter Adjusted EBITDA1 of $24.0 million was $3.8 million below the prior year period.
Real Estate
Third quarter sales of $36.2 million increased $19.0 million versus the prior year period, while operating income of $24.7 million increased $13.4 million versus the prior year period due to a higher number of acres sold (7,336 acres sold versus 2,549 acres sold in the prior year period), partially offset by a decrease in weighted-average prices ($4,929 per acre versus $6,764 per acre in the prior year period).
Improved Development closings of $1.3 million in the Wildlight development project included 2.2 acres of commercial property for $0.5 million ($225,000 per acre) and 20 residential lots for $0.8 million ($42,000 per lot or $288,000 per acre).
Unimproved Development sales of $1.2 million were comprised of 126 acres at an average price of $9,325 per acre. This compares to the prior year period sales of $13.9 million, comprised of 1,319 acres at an average price of $10,540 per acre.
Rural sales of $4.5 million were comprised of 1,420 acres at an average price of $3,161 per acre. This compares to prior year period sales of $3.1 million, comprised of 1,128 acres at an average price of $2,771 per acre.
Non-strategic / Timberland sales of $29.2 million were comprised of 5,785 acres at an average price of $5,039 per acre, including a $28.1 million timberland sale in New Zealand comprised of 4,996 productive acres at an average price of $5,628 per acre. This compares to prior year period sales of $0.2 million, comprised of 102 acres at an average price of $1,616 per acre.
Third quarter Adjusted EBITDA1 of $32.3 million was $18.9 million above the prior year period.
Trading
Third quarter sales of $31.0 million decreased $9.7 million versus the prior year period due to lower volumes. Sales volumes decreased 24% to 283,000 tons versus 371,000 tons in the prior year period. Operating income and Adjusted EBITDA1 of $0.3 million decreased $0.8 million versus the prior year period.
Other Items
Third quarter corporate and other operating expenses of $6.2 million increased $1.1 million versus the prior year period due to a reduction in overhead costs allocated to operating segments ($0.5 million), higher stock-based compensation and other benefits expense ($0.3 million), higher property taxes ($0.2 million) and higher insurance costs ($0.1 million).
Third quarter interest expense of $7.9 million decreased $0.7 million versus the prior year period due to lower average debt.
Third quarter income tax expense of $8.4 million increased $5.4 million versus the prior year period. The New Zealand JV is the primary driver of income tax expense.
Outlook
“Based on results for the first nine months and our expectations for the balance of the year, we anticipate that full-year Adjusted EBITDA will be above our prior guidance,” added Nunes. “In our Southern Timber segment, we expect to achieve full-year harvest volumes of 5.6 to 5.7 million tons and Adjusted EBITDA modestly below prior guidance, as we are choosing to pull back harvest volumes in certain market areas that have been

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

impacted by Hurricane Michael. In our Pacific Northwest Timber segment, we expect to achieve full-year harvest volumes of approximately 1.3 million tons and Adjusted EBITDA toward the lower end of prior guidance, as domestic and export prices have softened following the announcement of tariffs on log exports into China. In our New Zealand Timber segment, we expect to achieve full-year harvest volumes of 2.6 to 2.7 million tons and Adjusted EBITDA modestly above prior guidance, as reduced log inventories in China coupled with reduced trade flows from the U.S. have led to some recent strengthening of export prices. In our Real Estate segment, we anticipate full-year Adjusted EBITDA well above prior guidance driven by the New Zealand timberland sale in the third quarter (which contributed Adjusted EBITDA and net income attributable to Rayonier of $27.7 million and $12.8 million, respectively), while we expect fourth quarter Real Estate closings will be relatively light. On balance, we remain on track to achieve our prior earnings guidance before considering the impact of the third quarter New Zealand timberland sale, which represents upside to the prior guidance.”
Conference Call
A conference call and live audio webcast will be held on Thursday, November 1, 2018 at 10:00 AM EDT to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 800-369-1184 (domestic) or 415-228-3898 (international), passcode: Rayonier. A replay of the conference call will be available one hour following the call until Thursday, November 8, 2018 by dialing 888-568-0032 (domestic) or 203-369-3891 (international), passcode: 11082018.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached schedules.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of September 30, 2018, Rayonier owned, leased or managed approximately 2.6 million acres of timberlands located in the U.S. South (1.8 million acres), U.S. Pacific Northwest (378,000 acres) and New Zealand (407,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment; the cyclical nature of the real

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

estate business generally; a downturn in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; unexpected delays in the entry into or closing of real estate transactions; changes in environmental laws and regulations that may restrict or adversely impact our ability to sell or develop properties; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures - To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma revenues (sales),” “pro forma operating income (loss),” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Contacts:
Investors/Media
Mark McHugh
904-357-9100
investorrelations@rayonier.com

# # #

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
September 30, 2018 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
SALES	$200.9	$245.9	$184.4	$650.0	$579.9
Costs and Expenses
Cost of sales	(143.2)	(184.4)	(137.0)	(466.2)	(418.4)
Selling and general expenses	(10.8)	(11.5)	(9.9)	(31.3)	(29.8)
Other operating (expense) income, net	(0.5)	1.6	1.8	2.6	3.7
OPERATING INCOME	46.4	51.6	39.3	155.1	135.4
Interest expense	(7.9)	(8.1)	(8.6)	(24.0)	(25.5)
Interest and other miscellaneous income, net	0.5	2.9	1.1	4.0	1.6
INCOME BEFORE INCOME TAXES	39.0	46.4	31.8	135.1	111.5
Income tax expense	(8.4)	(7.1)	(3.0)	(22.4)	(16.8)
NET INCOME	30.6	39.3	28.8	112.7	94.7
Less: Net income attributable to noncontrolling interest	(7.2)	(3.0)	(4.1)	(12.5)	(10.0)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$23.4	$36.3	$24.7	$100.2	$84.7
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.18	$0.28	$0.19	$0.78	$0.67
Diluted earnings per share attributable to Rayonier Inc.	$0.18	$0.28	$0.19	$0.77	$0.67

Pro forma net income per share (a)	$0.18	$0.28	$0.19	$0.77	$0.45

Weighted Average Common Shares used for determining
Basic EPS	129,142,931	129,067,325	128,610,696	129,005,074	126,934,003
Diluted EPS	129,755,874	129,711,287	128,965,780	129,674,438	127,344,007
(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2018 (unaudited)
(millions of dollars)

	September 30,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$146.3	$112.7
Other current assets	88.4	70.9
Timber and timberlands, net of depletion and amortization	2,386.9	2,462.1
Higher and better use timberlands and real estate development investments	79.7	80.8
Property, plant and equipment	32.3	32.6
Less - accumulated depreciation	(9.5)	(9.3)
Net property, plant and equipment	22.8	23.3
Restricted cash	45.4	59.7
Other assets	72.7	49.0
	$2,842.2	$2,858.5
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	—	$3.4
Other current liabilities	81.6	65.1
Long-term debt	972.4	1,022.0
Other non-current liabilities	87.1	75.0
Total Rayonier Inc. shareholders’ equity	1,600.3	1,593.1
Noncontrolling interest	100.8	99.9
Total shareholders’ equity	1,701.1	1,693.0
	$2,842.2	$2,858.5

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
September 30, 2018 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2016	122,904,368	$709.9	$700.9	$0.9	$85.2	$1,496.9
Net income	—	—	148.8	—	12.7	161.5
Dividends ($1.00 per share)	—	—	(128.0)	—	—	(128.0)
Issuance of shares under incentive stock plans	322,314	4.8	—	—	—	4.8
Stock-based compensation	—	5.4	—	—	—	5.4
Issuance of shares under equity offering	5,750,000	152.4	—	—	—	152.4
Other (a)	(5,906)	(0.2)	(14.3)	12.5	2.0	—
Balance, December 31, 2017	128,970,776	$872.3	$707.4	$13.4	$99.9	$1,693.0
Net income	—	—	100.2	—	12.5	112.7
Dividends ($0.79 per share)	—	—	(102.9)	—	—	(102.9)
Issuance of shares under incentive stock plans	577,857	8.2	—	—	—	8.2
Stock-based compensation	—	5.0	—	—	—	5.0
Other (a)	(81,396)	(3.0)	0.7	(1.1)	(11.5)	(14.8)
Balance, September 30, 2018	129,467,237	$882.4	$705.5	$12.3	$100.8	$1,701.1

(a)
Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of restricted stock and performance shares, actuarial changes and amortization of pension and postretirement plan liabilities, foreign currency translation adjustments and mark-to-market adjustments of qualifying cash flow hedges. The nine months ended September 30, 2018 also includes the adjustment related to the adoption of ASU 2018-02. The twelve months ended December 31, 2017 also includes the cumulative-effect adjustment related to the adoption of ASU No. 2016-16.

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
September 30, 2018 (unaudited)
(millions of dollars)

	Nine Months Ended September 30,
	2018	2017
Cash provided by operating activities:
Net income	$112.7	$94.7
Depreciation, depletion and amortization	115.7	96.6
Non-cash cost of land and improved development	17.1	8.6
Gain on large dispositions of timberlands	—	(28.2)
Other items to reconcile net income to cash provided by operating activities	30.0	21.2
Changes in working capital and other assets and liabilities	(14.4)	(6.0)
	261.1	186.9
Cash used for investing activities (a):
Capital expenditures	(44.1)	(45.7)
Real estate development investments	(6.9)	(11.8)
Purchase of timberlands	(39.0)	(239.1)
Net proceeds from large dispositions of timberlands	—	42.0
Rayonier office building	—	(6.0)
Other	2.1	0.5
	(87.9)	(260.1)
Cash (used for) provided by financing activities:
Net decrease in debt, net of issuance costs	(53.4)	(31.9)
Dividends paid	(101.8)	(95.0)
Proceeds from the issuance of common shares under incentive stock plan	8.2	3.7
Proceeds from the issuance of common shares from equity offering	—	152.4
Other	(5.5)	—
	(152.5)	29.2
Effect of exchange rate changes on cash and restricted cash	(1.4)	1.2
Cash, cash equivalents and restricted cash (a):
Change in cash, cash equivalents and restricted cash	19.3	(42.8)
Balance, beginning of year	172.4	157.6
Balance, end of period	$191.7	$114.8

(a)
Due to the adoption of ASU No. 2016-18, restricted cash is now included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown and therefore changes in restricted cash are no longer reported as investing activities. Prior period amounts have been restated to conform to current period presentation.

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
September 30, 2018 (unaudited)
(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
Sales
Southern Timber	$39.7	$48.0	$37.3	$131.3	$112.0
Pacific Northwest Timber	27.8	32.2	19.1	91.4	65.5
New Zealand Timber	66.3	69.7	70.1	188.9	164.0
Real Estate	36.2	49.9	17.2	122.1	121.5
Trading	31.0	46.2	40.7	116.4	117.0
Total sales	$200.9	$245.9	$184.4	$650.0	$579.9

Pro forma sales (a)
Southern Timber	$39.7	$48.0	$37.3	$131.3	$112.0
Pacific Northwest Timber	27.8	32.2	19.1	91.4	65.5
New Zealand Timber	66.3	69.7	70.1	188.9	164.0
Real Estate	36.2	49.9	17.2	122.1	79.5
Trading	31.0	46.2	40.7	116.4	117.0
Pro forma sales	$200.9	$245.9	$184.4	$650.0	$537.9

Operating income (loss)
Southern Timber	$9.2	$15.7	$11.5	$37.1	$35.0
Pacific Northwest Timber	1.9	5.6	1.1	12.2	(1.3)
New Zealand Timber	16.4	17.8	19.3	50.1	41.5
Real Estate	24.7	18.9	11.4	71.6	72.1
Trading	0.3	0.2	1.1	0.7	3.4
Corporate and Other	(6.2)	(6.5)	(5.1)	(16.6)	(15.3)
Operating income	$46.4	$51.6	$39.3	$155.1	$135.4

Pro forma operating income (loss) (a)
Southern Timber	$9.2	$15.7	$11.5	$37.1	$35.0
Pacific Northwest Timber	1.9	5.6	1.1	12.2	(1.3)
New Zealand Timber	16.4	17.8	19.3	50.1	41.5
Real Estate	24.7	18.9	11.4	71.6	43.9
Trading	0.3	0.2	1.1	0.7	3.4
Corporate and Other	(6.2)	(6.5)	(5.1)	(16.6)	(14.6)
Pro forma operating income	$46.4	$51.6	$39.3	$155.1	$107.9

Adjusted EBITDA (a)
Southern Timber	$22.9	$30.6	$24.2	$81.7	$72.1
Pacific Northwest Timber	9.7	15.0	7.6	38.9	22.5
New Zealand Timber	24.0	25.8	27.8	71.4	62.0
Real Estate	32.3	45.9	13.4	111.0	67.2
Trading	0.3	0.2	1.1	0.7	3.4
Corporate and Other	(5.9)	(6.2)	(4.8)	(15.8)	(14.1)
Adjusted EBITDA	$83.3	$111.3	$69.3	$287.9	$213.1

(a)	Pro forma sales, Pro forma operating income and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
September 30, 2018 (unaudited)
(millions of dollars except per share information)

LIQUIDITY MEASURES:
	Nine Months Ended
	September 30,	September 30,
	2018	2017
Cash Provided by Operating Activities	$261.1	$186.9
Working capital and other balance sheet changes	5.0	2.3
Capital expenditures (a)	(44.1)	(45.7)
Cash Available for Distribution (b)	$222.0	$143.5

Net income	$112.7	$94.7
Interest, net and miscellaneous income	22.5	24.2
Income tax expense	22.4	16.8
Depreciation, depletion and amortization	115.7	96.6
Non-cash cost of land and improved development	17.1	8.6
Non-operating (income) expense	(2.6)	(0.3)
Costs related to shareholder litigation (c)	—	0.7
Large Dispositions (d)	—	(28.2)
Adjusted EBITDA (i)	$287.9	$213.1
Cash interest paid (e)	(20.9)	(23.5)
Cash taxes paid	(0.8)	(0.5)
Capital expenditures (a)	(44.1)	(45.7)
Cash Available for Distribution (b)	$222.0	$143.5

Cash Available for Distribution (b)	$222.0	$143.5
Real estate development investments	(6.9)	(11.8)
Cash Available for Distribution after real estate development investments	$215.1	$131.8

PRO FORMA SALES (f):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Total
September 30, 2018
Sales	$39.7	$27.8	$66.3	$36.2	$31.0	$200.9
Large Dispositions (d)	—	—	—	—	—	—
Pro forma sales	$39.7	$27.8	$66.3	$36.2	$31.0	$200.9

June 30, 2018
Sales	$48.0	$32.2	$69.7	$49.9	$46.2	$245.9
Large Dispositions (d)	—	—	—	—	—	—
Pro forma sales	$48.0	$32.2	$69.7	$49.9	$46.2	$245.9

September 30, 2017
Sales	$37.3	$19.1	$70.1	$17.2	$40.7	$184.4
Large Dispositions (d)	—	—	—	—	—	—
Pro forma sales	$37.3	$19.1	$70.1	$17.2	$40.7	$184.4

F

PRO FORMA SALES (f):

Nine Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Total
September 30, 2018
Sales	$131.3	$91.4	$188.9	$122.1	$116.4	$650.0
Large Dispositions (d)	—	—	—	—	—	—
Pro forma sales	$131.3	$91.4	$188.9	$122.1	$116.4	$650.0

September 30, 2017
Sales	$112.0	$65.5	$164.0	$121.5	$117.0	$579.9
Large Dispositions (d)	—	—	—	(42.0)	—	(42.0)
Pro forma sales	$112.0	$65.5	$164.0	$79.5	$117.0	$537.9

PRO FORMA NET INCOME (g):

	Three Months Ended						Nine Months Ended
	September 30, 2018		June 30, 2018		September 30, 2017		September 30, 2018		September 30, 2017
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share

Net income attributable to Rayonier Inc.	$23.4	$0.18	$36.3	$0.28	$24.7	$0.19	$100.2	$0.77	$84.7	$0.67
Costs related to shareholder litigation (c)	—	—	—	—	—	—	—	—	0.7	0.01
Large Dispositions (d)	—	—	—	—	—	—	—	—	(28.2)	(0.23)
Pro forma net income	$23.4	$0.18	$36.3	$0.28	$24.7	$0.19	$100.2	$0.77	$57.2	$0.45

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (h)(i):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
September 30, 2018
Operating income	$9.2	$1.9	$16.4	$24.7	$0.3	($6.2)	$46.4
Depreciation, depletion and amortization	13.7	7.8	7.5	5.5	—	0.3	34.8
Non-cash cost of land and improved development	—	—	—	2.1	—	—	2.1
Adjusted EBITDA	$22.9	$9.7	$24.0	$32.3	$0.3	($5.9)	$83.3

June 30, 2018
Operating income	$15.7	$5.6	$17.8	$18.9	$0.2	($6.5)	$51.6
Depreciation, depletion and amortization	14.9	9.4	8.0	13.7	—	0.3	46.4
Non-cash cost of land and improved development	—	—	—	13.3	—	—	13.3
Adjusted EBITDA	$30.6	$15.0	$25.8	$45.9	$0.2	($6.2)	$111.3

September 30, 2017
Operating income	$11.5	$1.1	$19.3	$11.4	$1.1	($5.1)	$39.3
Depreciation, depletion and amortization	12.7	6.5	8.5	0.7	—	0.3	28.7
Non-cash cost of land and improved development	—	—	—	1.3	—	—	1.3
Adjusted EBITDA	$24.2	$7.6	$27.8	$13.4	$1.1	($4.8)	$69.3

F

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (h)(i):

Nine Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
September 30, 2018
Operating income	$37.1	$12.2	$50.1	$71.6	$0.7	($16.6)	$155.1
Depreciation, depletion and amortization	44.6	26.7	21.3	22.3	—	0.9	115.7
Non-cash cost of land and improved development	—	—	—	17.1	—	—	17.1
Adjusted EBITDA	$81.7	$38.9	$71.4	$111.0	$0.7	($15.8)	$287.9

September 30, 2017
Operating income (loss)	$35.0	($1.3)	$41.5	$72.1	$3.4	($15.3)	$135.4
Costs related to shareholder litigation (c)	—	—	—	—	—	0.7	0.7
Large Dispositions (d)	—	—	—	(28.2)	—	—	(28.2)
Pro forma operating income (loss)	$35.0	($1.3)	$41.5	$43.9	$3.4	($14.6)	$107.9
Depreciation, depletion and amortization	37.1	23.8	20.5	14.8	—	0.5	96.6
Non-cash cost of land and improved development	—	—	—	8.6	—	—	8.6
Adjusted EBITDA	$72.1	$22.5	$62.0	$67.2	$3.4	($14.1)	$213.1

(a)
Capital expenditures exclude timberland acquisitions of $39.0 million and $239.1 million during the nine months ended September 30, 2018 and September 30, 2017, respectively, as well as spending on the Rayonier office building of $6.0 million during the nine months ended September 30, 2017.

(b)
Cash Available for Distribution (CAD) is a non-GAAP measure that management uses to measure cash generated during a period that is available for common stock dividends, distributions to the New Zealand minority shareholder, repurchase of the Company’s common shares, debt reduction, strategic acquisitions and real estate development investments. CAD is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and spending on the Rayonier office building) and working capital and other balance sheet changes. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(c)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation and the shareholder derivative demands. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K.

(d)
“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. In January 2017, the Company completed a disposition of approximately 25,000 acres of timberland located in Alabama for a sales price and gain of approximately $42.0 million and $28.2 million, respectively.

(e)	Cash interest paid is presented net of patronage refunds received of $4.1 million and $3.0 million for the nine months ended September 30, 2018 and September 30, 2017, respectively.

(f)
Pro forma revenues (sales) is defined as revenues (sales) adjusted for Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(g)
Pro forma net income is defined as net income attributable to Rayonier Inc. adjusted for costs related to shareholder litigation and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(h)
Pro forma operating income (loss) is defined as operating income (loss) adjusted for costs related to shareholder litigation and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(i)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, costs related to shareholder litigation and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis.

F